UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) May 6, 2010
MATRIXX INITIATIVES, INC.

(Exact Name of Registrant as Specified in Its Charter)
DELAWARE

(State or Other Jurisdiction of Incorporation)

001-31404	87-0482806

(Commission File Number)	(IRS Employer Identification No.)

8515 E. Anderson Drive, Scottsdale, Arizona	85255

(Address of Principal Executive Offices)	(Zip Code)
(602) 385-8888

(Registrant’s Telephone Number, Including Area Code)
NONE

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) As previously disclosed, on September 3, 2009, the Compensation Committee of the Board of Directors of Matrixx Initiatives, Inc. (the “Company”) approved incentive opportunities for the Company’s “named executive officers” pursuant to the Company’s fiscal year 2010 compensation plan (the “2010 Plan”). See the Company’s Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on September 10, 2009 for additional information regarding the 2010 Plan. Under the 2010 Plan, each plan participant was eligible to receive a cash payment, expressed as a percentage of his base salary, if the Company’s revenues for the fiscal year ended March 31, 2010 were at least $67.5 million (the “2010 Plan Revenue Target”).
On May 10, 2010, the Company announced that it had achieved revenues of approximately $67.3 million during fiscal year 2010, or about $200,000 less than the 2010 Plan Revenue Target. In light of the diverse challenges faced by the Company in fiscal year 2010, the significant achievements made by the Company’s management in an unusually difficult year, and the attainment of 99.7% of the 2010 Plan Revenue Target, on May 6, 2010, the Compensation Committee approved the payment of the following cash incentive awards to each of the named executive officers, which amounts equaled 75% of the incentive payment that the each officer would have received pursuant to the 2010 Plan had the 2010 Plan Revenue Target been achieved: William J. Hemelt, $178,125; Samuel C. Cowley, $82,812; Timothy L. Clarot, $53,858.70; and James Marini, $53,820.

SIGNATURES
     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATRIXX INITIATIVES, INC. (Registrant)
/s/ William J. Hemelt
William J. Hemelt
President and Chief Executive Officer

Date: May 12, 2010

3